Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo to Hold Annual Shareholder Meeting May 3, 2010

EMERYVILLE, Calif. – April 28, 2010 – Bionovo, Inc. (NASDAQ: BNVI) today announced its Annual Meeting of Stockholders will be held on Monday, May 3, 2010, at 11:00 a.m. Pacific Time at the Company’s headquarters, located at 5858 Horton Street, Suite 400, Emeryville, California.

Meeting Agenda

•	A review of the Company’s results for 2009 and priorities for 2010;

•	Voting on proposals described in the 2010 Proxy Statement;

•	To conduct any other business properly brought before the meeting;

•	Conduct question and answer session.

Shareholder Letter

Dear Shareholder,

In anticipation of the annual shareholder meeting, scheduled for May 3rd, 2010 at Bionovo’s headquarters in Emeryville CA, we have filed the proxy statement that was mailed to you with information relating to a number of proposals for your consideration.

Regulatory rules preclude us from providing explanations or elaboration that may influence your opinions or votes on any of the issues on the ballot, therefore we are limited to the language filed in the proxy. Please read the proposals carefully, and do not hesitate to contact us if you have questions. Your viewpoints are important to us, and your votes count.

As you know, Bionovo is a drug development company engaged in the discovery and development of products for specific indications. Our primary goal is to eventually provide safe and effective treatments that can be sold worldwide. There is significant profit potential that can drive the value of your investment if we are successful in obtaining FDA approval, and successfully commercializing our drugs.

The path to accomplish our goal of an approved marketable product is difficult and expensive. As with any other company in the pharmaceutical sector, we must develop a promising drug candidate, prove it scientifically and attain the approval of government regulatory agencies – in this case, the FDA. On average, it costs companies $1.2 billion to develop an approved marketable drug. In general, it costs companies $200 million and four to seven years to reach Phase 3 with a new chemical entity. To date, Bionovo’s expenditure for Menerba, our lead drug candidate for menopausal hot flashes, is approximately $40 million in a 4.5 year period. We are cognizant that it has taken us longer to reach this point than we originally anticipated, however, we are still very excited at the prospect for success. We believe we have been very prudent with shareholders’ equity and have operated extremely judiciously on projects with immense technical and regulatory complexities that need to be resolved.

The financial markets and partnering agreements are the two sources which can provide us with the financial means we require to accomplish our goals. Bionovo must maintain the structural ability to share its equity with the financial markets and partners in order to receive capital from them. We know that every shareholder fears dilution of their equity position, however, without this structural framework in place there is no future for the company regardless of the promise of clinical success and any approvals from any agencies.

We would also like to reserve the ability to maintain our status on NASDAQ. We have approximately 150 days to get the stock price above $1.00 for 10 consecutive trading days. We hope this will happen naturally due to market trading and upon good news released by the company. We believe that our shareholders prefer that our stock continue to trade on the NASDAQ exchange as opposed to the over-the-counter (OTC) market. If we do not achieve the $1.00 threshold in the appointed period of time it is important that we have a mechanism by which we can gain relief and provide our shareholders the level of liquidity that they deserve.

Last, we believe we have assembled an extraordinary group of individuals to serve as members of our Board of Directors. They have many years of experience in science, drug development, regulatory affairs and the biotechnology and pharmaceutical businesses. Supported by the founders and the management team, they are an effective working group that provides direction and leadership to Bionovo. We continue to search for talent to join us so we can expand our current knowledge base and advance our various drug candidates through the approval and commercialization stages.

We hope this provides perspective on the proposals contained in the proxy. We believe that these proposals are preparatory in nature and are to be utilized only to dramatically advance the Bionovo enterprise.

Isaac Cohen	Mary Tagliaferri	Tom Chesterman
Chairman and CEO	President and CMO	Sr.VP and CFO

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.